Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the consolidated financial statements of Volcom, Inc. and subsidiary dated April 29, 2005 (June 16, 2005 as to the effects of the stock split described in Note 14), appearing in the Prospectus dated June 29, 2005 filed by Volcom, Inc. with the Securities and Exchange Commission on June 30, 2005 pursuant to Rule 424(b) of the Securities Act of 1933, as amended, in connection with the Registration Statement of Volcom, Inc. on Form S-1 (No. 333-124498).

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California
July 11, 2005